Farmer Mac to Participate in the Sidoti
Spring 2016 Emerging Growth Convention

WASHINGTON, D.C., March 23, 2016 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) announced today it will be participating in the Sidoti Spring 2016 Emerging Growth Convention to be held at the Marriott Marquis in New York, New York on Thursday, March 31, 2016.
Farmer Mac’s Executive Vice President – Chief Financial Officer, Dale Lynch, is scheduled to deliver a presentation at 9:30 a.m. eastern time and will be available to meet one-on-one with institutional investors throughout the day.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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